Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into on the [            ] day of [            ], and effective as of the Effective Date (as defined below), between Dave & Buster’s Management Corporation, Inc., a Delaware corporation (“D&B Management”), Dave & Buster’s, Inc., a Missouri corporation (“D&B”), and (the “Employee”). D&B Management and D&B are collectively referred to herein as the “Company.” D&B Management, D&B and the Employee are collectively referred to herein as the “Parties”.

WHEREAS, D&B and Employee entered into that certain Amended and Restated Employment Agreement, dated as of [                    ] (the “Employment Agreement”);

WHEREAS, in connection with the Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Dave & Buster’s Holdings, Inc., Games Acquisition Corp. (“Holdings”) and certain other parties thereto, it is the intention of the Company and the Employee to amend and restate the Employment Agreement in its entirety as set forth herein, which shall be effective upon the consummation of the transactions contemplated by the Purchase Agreement with no further action required on part of any Party (the “Effective Date”), and, at the Effective Date, the Employment Agreement shall be deemed to be terminated and of no further force or effect;

WHEREAS, at the Effective Date, (i) the Employee shall receive options from common stock in Holdings (“Options”) as part of a pool of Options pursuant to the Holdings’ 2010 Management Incentive Plan (the “Incentive Plan”) and a Stock Option Grant Agreement (the “Option Grant Agreement”) and (ii) the Employee shall invest in Holdings pursuant to a Reinvestment Letter Agreement (the “Reinvestment Letter Agreement”) and collectively with the Incentive Plan and the Option Grant Agreement, the “Equity Arrangements”), in each case, as a result of [his/her] position with the Company and in consideration for, among other things, protection of the Confidential Information (as defined below);

WHEREAS, the Parties acknowledge and agree that the services of the Employee are of a special and unique character, and in the performance of duties for the Company, the Employee has been and will be provided additional Confidential Information, pursuant to and in reliance on the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7;

WHEREAS, the Company desires to be assured that the Confidential Information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, as a material incentive for the Company to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation substantial amounts of compensation (including, without limitation, as obtained through the Equity Arrangements), benefits and access to the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Employee acknowledges and agrees to be bound by the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7;

WHEREAS, the Parties acknowledge and agree that the restrictive covenant obligations and the restrictions on disclosure of the Confidential Information set forth in Paragraph 7 are essential to the continued growth and stability of the Company’s business, good will, customer base and to the continuing viability of its endeavors, and are a material inducement to the Company entering into this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company would be irreparably harmed if their Confidential Information were disclosed by the Employee.

NOW, THEREFORE, for and in consideration of the promises herein contained, the provision of Confidential Information and other good and valuable consideration, the sufficiency of which is hereby acknowledged, D&B, D&B Management, and Employee agree as follows:

1. Employment/Duties. D&B Management agrees to employ Employee and D&B agrees that Employee shall serve as [                    ] of D&B. Employee will be responsible for performing those duties that are customarily associated with the position of [                    ] and other such reasonable duties that are assigned by the Company from time-to-time. The Company or its Affiliates (as defined below) will provide appropriate training to Employee to permit [him/her] to perform [his/her] duties competently.

2. Term of Agreement. This Agreement shall be in effect for two (2) years from the Effective Date of this Agreement unless it is terminated earlier under the terms of Paragraph 8; provided, however, that commencing on the date two (2) years after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the term of this Agreement shall be automatically extended for a one year period unless it is terminated earlier under the terms of Paragraph 8. The Parties agree that unless specifically stated otherwise, the obligations created in Paragraphs 7, 9, 10, 11, 12 and 18 will survive the termination of this Agreement and of Employee’s employment with D&B Management.

3. Employee’s Responsibilities. Employee agrees that unless specifically stated otherwise, during the term of Employee’s employment by D&B Management, Employee will devote Employee’s full business time and best efforts and abilities to the performance of [his/her] duties for the Company. Employee agrees to act in the best interest of the Company at all times. Employee will act in accordance with the highest professional standards of ethics and integrity. Employee agrees to use Employee’s best efforts and skills to preserve the business of the Company and the goodwill of its employees and persons having business relations with the Company. Employee will comply with all applicable laws and all of the Company’s and its Affiliates’ then current policies and procedures. Notwithstanding anything contained herein to the contrary, if (a) Employee complies with the terms and provisions of D&B’s Code of Business Ethics, as the same may be revised from time-to-time and (b) Employee’s activities do not interfere with Employee’s obligations to the Company, then, during the term of Employee’s employment by D&B Management, Employee may (x) engage in charitable, civic, fraternal and professional activities, (y) give lectures on behalf of educational or for-profit institutions, and (z) manage personal investments, then, during the term of Employee’s employment by D&B Management, Employee may (x) engage in charitable, civic, fraternal and professional activities, (y) give lectures on behalf of educational or for-profit institutions, and (z) manage personal investments; provided that Employee shall disclose any conflicts of interest that cause Employee’s personal endeavors to be in material conflict with the business of the Company and/or its Affiliates.

4. No Limitations. Employee warrants and represents that there is no contractual, judicial or other restraint that impairs Employee’s right or legal ability to enter into this Agreement and to carry out Employee’s duties and responsibilities to the Company, Holdings and its subsidiaries.

5. Compensation and Benefits.

(a) Base Salary. During the term of this Agreement, D&B Management will pay to Employee a base salary of $[            ] per year. The base salary will be paid bi-weekly on regularly scheduled paydays determined by the Company. Employee shall be given an annual performance evaluation and, as determined by the Board of Directors of D&B Management, may receive an annual salary increase.

(b) Annual Bonus. During the term of this Agreement, the Employee will be eligible to receive an annual bonus as approved on annual basis by the Board of Directors of D&B Management and, if so approved, as determined by the Company based upon the attainment of a combination of individual and Company goals during a fiscal year set forth in a bonus plan approved by the Board of Directors of D&B Management, payable in accordance with such bonus plan. Employee’s individual participation percentage in the bonus plan is equal to 50% of such Employee’s base salary for the fiscal year.

(c) Automobile. The Employee shall be entitled to an automobile allowance to be applied toward the use of an automobile for business purposes during the term of this Agreement, in an amount equal to $10,000 per year, payable in accordance with the Company’s standard payroll procedures.

(d) Retirement and Welfare Plans. Employee shall be eligible to participate in any profit sharing, qualified and nonqualified retirement plans, and any health, life, accident, disability insurance, sick leave, supplemental medical reimbursement insurance (Exec-U-Care) or other benefit plans or programs made available to similarly situated employees of the Company as of the Effective Date (collectively, the “Plans”), as long as they are kept in force by the Company and provided that Employee meets the eligibility requirements of the respective Plans. Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify, amend or discontinue any of the Plans.

(e) Vacation. Subject to the Company’s generally applicable policies relating to vacations, Employee shall be entitled to paid vacation commensurate with Employee’s position and tenure with the Company, but in no event less than four (4) weeks paid vacation during each calendar year.

(f) Office and Support Staff. To the extent reasonably practicable, the Company shall endeavor to supply the Employee (i) with all equipment, supplies, and secretarial staff reasonably required in the performance of the Employee’s duties and (ii) a fully furnished and appointed office comparable in size, furnishings and decorations to the offices of other officers of D&B of comparable responsibilities and the facilities of the Company shall be generally available to Employee in the performance of Employee’s duties.

(g) Other Benefits. The Company will provide Employee with other employment benefits the Company provides to its full-time executive employees.

(h) Expenses. The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of the Employee’s duties under this Agreement, including, but not limited to, reasonable travel, meals, and hotel accommodations of Employee, in each case subject to the Company’s then current policies and procedures. Reimbursement shall be made upon submission by Employee of vouchers or an itemized list thereof in accordance with the Company’s then current policies and procedures. Employee hereby authorizes the Company in advance to deduct any expenses from the Employee’s salary if Employee fails to submit an expense as provided by the Company’s then current policies and procedures.

(i) Country Club Membership. The Employee shall be entitled to an allowance for country club membership to be applied toward dues for business use of such club in an amount equal to $3,120 per year, payable in accordance with the Company’s standard payroll procedures.

(j) Changes in Benefits. Any changes to base salary, annual bonus, automobile allowance or other benefits paid to Employee during the term of this Agreement shall be memorialized by a written amendment to this Agreement executed by the Company and Employee.

(k) Options. At the Effective Date, the Employee shall receive Options as part of a pool of Options pursuant to the Incentive Plan, which Incentive Plan is equal to approximately 10% of the equity of Holdings for senior management and directors; provided that, the Option Grant Agreement to be entered into by the Employee and the Incentive Plan shall supersede in all respects the provisions of this Paragraph 2(k) and that the provisions of this Paragraph 2(k) and the provisions of the Option Grant Agreement and the Incentive Plan shall be at the sole and absolute discretion of the Board of Directors of Holdings.

(i) Subject to the terms and conditions of the Option Grant Agreement and the Incentive Plan, Holdings hereby agrees to grant at the Effective Date to the Employee an award of Options divided into “Time Vesting Options,” “EBITDA Vesting Options,” and “IRR Vesting Options” as follows and as set forth in greater detail in the Option Grant Agreement and the Incentive Plan:

(1) 1/3 Time Vesting Options, which shall vest ratably on the first (1st) through the fifth (5th) anniversary of the Effective Date, subject to certain conditions as set forth in the Option Grant Agreement and the Incentive Plan.

(2) 1/3 EBITDA Vesting Options, which shall vest over a five (5) year period from fiscal year 2010 through 2014, subject to D&B meeting annual EBITDA Targets (as set forth on Annex A hereto) for those fiscal years and certain conditions as set forth in the Option Grant Agreement and the Incentive Plan;

a. If, in any fiscal year such EBITDA Target is not achieved, the Options that would vest in that year will still vest if the EBITDA in the succeeding year aggregated with the EBITDA in such fiscal year would exceed the sum of the EBITDA Target for both fiscal years, subject to certain conditions as set forth in the Option Grant Agreement and the Incentive Plan.

b. Upon a Change of Control (as defined in the Option Grant Agreement and Incentive Plan), any the portion of unvested EBITDA Vesting Options for which the applicable fiscal year passed shall vest if the Oak Hill IRR (as defined in the Option Grant Agreement and Incentive Plan) is greater than or equal to 25%, subject to certain conditions as set forth in the Option Grant Agreement and the Incentive Plan.

(3) 1/3 IRR Vesting Options, which shall be divided equally into two (2) tranches. Upon a Change of Control, (i) Tranche 1 IRR Vesting Options shall vest if the Oak Hill IRR is greater than or equal to 20% and (ii) Tranche 2 IRR Vesting Options shall vest if the Oak Hill IRR is greater than or equal to 25%, in each case, subject to certain conditions as set forth in the Option Grant Agreement and the Incentive Plan.

6. Training. The Company has provided and will continue to provide Employee with such specialized training as the Company, in its sole discretion, deems necessary or beneficial to the performance of Employee’s job duties.

7. Confidential Information and Restrictive Covenants. In consideration of the premises and mutual promises contained herein, and for other good and valuable consideration specified herein (including, without limitation substantial amounts of compensation (including, without limitation, as obtained through the Equity Arrangements), the Company Group (as defined below) shall provide the Employee with benefits and Confidential Information, the use or disclosure of which would cause the Company Group substantial loss or injury including substantial diminishment of their goodwill, and would place the Company Group at a material competitive disadvantage. Accordingly, the Company and the Employee hereby agree as follows:

(a) Certain Definitions.

(i) As used in this Agreement, “Affiliate” of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person who is an officer, director or employee of such person and any person that would be deemed to be an “affiliate” or an “associate” of such person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this Agreement. As used in these definitions, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse, child and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse or child. As used in this Agreement, “person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(ii) As used in this Agreement, “Company Group” shall mean Holdings, the Company, and any subsidiary, and any successor to any of the foregoing.

(iii) As used in this Agreement, “Competitive Business” shall mean any business which is a casual dining restaurant (including, without limitation, restaurants that combine dining and entertainment activities) in the Restricted Territory.

(iv) As used in this Agreement, “Restricted Territory” shall mean Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, Tennessee, Texas, Virginia, Wisconsin, Ontario, Canada, and any other state or province in which the Company operates through the time of the Employee’s resignation or termination.

(b) Nondisclosure of Confidential Information. During the term of this Agreement, the Company Group agrees to continue to provide, and the Employee will acquire, certain Confidential Information. As a material incentive for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation substantial amounts of compensation (including, without limitation, as obtained through the Equity Arrangements), benefits and access to the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Employee shall maintain in strict confidence and shall not disclose to third parties or use in any task, work or business (except on behalf of the Company Group) any proprietary or confidential information regarding the Company Group and/or [his/her] work with the Company Group, including, without limitation, trade secrets, current and future business plans, customers, customer lists, customer information, vendors, vendor lists, vendor information, employees, employee information, sales, purchasing, pricing determinations, price points, internal and external cost structures, operations, marketing, financial and other business strategies, positioning of stores, information and plans, products and services, games and amusement, development of games and amusement, food and beverage, financial performance and other financial data and compilations of data, new store development and locations, pipeline, information regarding the Company Group’s processes, computer programs and/or records, software programs, intellectual property, business development opportunities, acquisitions, acquisition targets, confidential information developed by consultants and contractors, manuals, memoranda, projections, and minutes (“Confidential Information”), without the express written permission of the Board of Directors of Holdings. The Employee’s confidentiality obligation in this Paragraph 7 shall include, but not be limited to, any Confidential Information to which the Employee has access to, had access to, will have access to, receives, or received in connection with [his/her] employment by Company Group, and any information designated as confidential by the Company Group. Notwithstanding the foregoing, the term Confidential Information shall not include information that (i) is publicly disclosed through no fault of the Employee, either before or after it becomes known to the Employee, (ii) was known to the Employee prior to the date of this Agreement, which knowledge was acquired independently and not from the Company Group or its directors or employees or (iii) became available to the Employee on a non-confidential basis from a source other than the Company Group, provided such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company Group or any other party with respect to such information. The Company Group and the Employee acknowledge and agree that the Confidential Information is continually evolving and changing and that some new Confidential Information will be needed by the Employee and provided by the Company Group for the first time in the course of the term of this Agreement. The Employee expressly acknowledges the trade secret status of the Confidential Information and agrees that the Employee’s access to such Confidential Information constitutes a protectable business interest of the Company Group. Notwithstanding the foregoing restrictions, the Employee may disclose any Confidential Information (a) to the Employee’s legal advisors subject to such advisor’s agreement to maintain the information as confidential, (b) to the extent required for the Employee’s enforcement of [his/her] rights hereunder (provided that such information be submitted under seal or otherwise not publicly disclosed) and (c) to the extent required by an order of any court or other governmental authority, but in each case only after the Company Group has been so notified in writing and has had five (5) business days to obtain reasonable protection for such information in connection with such disclosure.

(c) Return of Property. Upon termination of the Employee’s employment with the Company Group (for any reason), the Employee shall promptly return to the Company Group all Company property, Confidential Information and all copies thereof obtained by the Employee, or [his/her] employees or agents. The Parties acknowledge that the Company Group would not retain the Employee’s services or provide [him/her] with access to its Confidential Information without the covenants and promises contained in this Paragraph 7. For avoidance of doubt, the Employee shall deliver promptly to the Company Group on termination of [his/her] employment with the Company Group for any reason, or at any other time the Company Group may so request, all Confidential Information and all other documentation containing information relating to the business of the Company Group or property of the Company Group which [he/she] obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company Group and which [he/she] may then possess or have under [his/her] control or relating to the “Work” (as defined below).

(d) Non-Access. Employee agrees that following the termination of [his/her] employment with D&B Management, [he/she] will not access the Company Group’s computer systems, download files or any information from the Company Group’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company Group or any data stored on the Company Group’s computer systems. Employee further agrees that all of the computers, hand held devices, and mobile telephones provided by the Company are the sole property of the Company Group.

(e) Acknowledgment of the Company Group’s Right In Work Product. During the term of this Agreement, the Employee will create, develop and contribute for consideration certain ideas, plans, calculations, technical specifications, works of authorship, inventions, information, data, formulas, models, reports, processes, photographs, marks, designs, computer code, concepts and/or other proprietary materials to the Company Group related to the operation or promotion of the business of the Company Group (collectively, the “Work”). All of the Work is, was and shall hereafter be, a commissioned “work for hire” owned by the Company Group within the meaning of Title 17, Section 101 of the United States Code, as amended. If any portion of the Work is determined not to be a “work for hire” or such doctrine is not effective, the Employee hereby irrevocably assigns, conveys and otherwise transfers to the Company Group, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to such portion of the Work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In accordance with this assignment, the Company Group shall hold all ownership to all rights, without limitation, in and to all of the Work for its own use and for its legal representatives, assigns and successors, and this assignment shall be binding on and extended to the heirs, assigns, representatives and successors of the Employee. In the event the Employee has any right or interest in the Work which cannot be assigned, the Employee agrees to waive enforcement worldwide of any and all such rights or interests against the Company Group and its respective successors, licensees and assigns, and the Employee hereby exclusively and irrevocably licenses any and all such rights and interests, worldwide, to the Company Group in perpetuity and royalty-free, along with the unfettered right to sublicense. All such rights are fully assignable by Company Group. The Employee hereby agrees that all Work is created or developed for the sole use of the Company Group, and that the Employee has no right to market in any manner whatsoever any such Work.

(f) Non-Compete Agreement. The Parties agree that, during the course of the Employee’s employment by the Company Group and during the term of this Agreement, the Employee will have access to, and the benefit of, the Company Group’s Confidential Information, including but not limited to, the Confidential Information described in Paragraph 7(b). The Parties agree that, during the Employee’s employment, the Employee will represent the Company Group and develop contacts and relationships with other persons and entities on behalf of the Company Group, including but not limited to, with customers and potential customers. To protect the Company Group’s interest in its Confidential Information, contacts and relationships, to enforce the Employee’s obligations under this Paragraph 7, and as a material inducement for the Company Group to enter into this Agreement, as well as in exchange for the consideration specified herein (including, without limitation, substantial amounts of compensation (including, without limitation, as obtained through the Equity Arrangements), benefits and access to and provision of the Confidential Information, in each case, as set forth herein), and employment of the Employee under this Agreement, the Parties hereby agree and covenant that during the term of this Agreement and for a period of one (1) year from the termination of this Agreement for any reason (including, without limitation, resignation by the Employee or upon notice from the Employee as provided in Paragraph 8(b)) (the “Non-Compete Period”), other than (x) due to termination of the Employee’s employment by the Employee for “good reason” or by the Company without “cause,” each as defined herein or (y) if the Company elects not to provide the payments and other severance benefits set forth in Paragraph 8(e) as set forth in Paragraph 8(f), the Employee shall not directly or indirectly, for [himself/herself] or others, within the Restricted Territory:

(i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or engage in any activity, work, business, or investment with any other Competitive Business (or for or on behalf of any other entity or person or any other Competitive Business), including, without limitation, any attempted or actual activity as an employee, officer, director, advisor, agent, equityholder, consultant or independent contractor (whether or not compensated for any of the foregoing); provided, however, that the Employee may own an investment interest of less than 2% in a publicly-traded company.

(g) Non-Solicitation and Non-Hire Agreement. Additionally, in exchange for the consideration specified herein and as stated in this Paragraph 7, and as a material incentive for the Company Group to enter into this Agreement, during the term of this Agreement and for a period of two (2) years from the termination of this Agreement for any reason (including, without limitation, resignation by the Employee) (the “Non-Solicitation and Non-Hire Period”), the Employee shall not, directly or indirectly, on [his/her] own behalf or on behalf of any other person, partnership, entity, association, or corporation, induce or attempt to influence, induce, encourage, any employee of the Company Group at or above the managerial level (including, without limitation, store managers and regional managers), supplier, vendor, licensee, distributor, contractor or other business relation of the Company Group to cease doing business with, adversely alter or interfere with its business relationship with, the Company Group. Further, during the Non-Solicitation and Non-Hire Period, the Employee shall not, on [his/her] own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit or seek to hire any employee of the Company Group at or above the managerial level (including, without limitation, store managers and regional managers) or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company Group at or above the managerial level (including, without limitation, store managers and regional managers) to leave their employ (provided, however, that nothing herein shall restrict the Employee from engaging in any general solicitation that is not specifically targeted at such persons), nor shall [he/she] use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company Group.

(h) Reasonableness of Restrictions, Modification. It is the desire and intent of the Parties to this Agreement that the provisions of this Paragraph 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. It is expressly understood and agreed that the Company Group and the Employee consider the restrictions contained in this Paragraph 7 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Group. Nevertheless, if any of the aforesaid restrictions is found to be unreasonable, over-broad as to geographic area, duration or scope of activity, or otherwise unenforceable, the Company Group and the Employee intend for the restrictions herein set forth to be modified to be reasonable and enforceable and, as so modified, to be fully enforced.

(i) Specific Performance, Injunctive and Other Relief. The Parties acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of this Paragraph 7 by the Employee. Therefore, notwithstanding the arbitration provisions in Paragraph 10, the Employee and the Company Group agree that the Company Group may resort to a court to enforce this Paragraph 7 by injunctive relief. The Parties agree that the Company Group may enforce this promise without posting a bond and without giving notice to the maximum extent permitted by law. The remedies addressed in this Paragraph 7(i) shall not be deemed the exclusive remedies for a breach and/or threatened breach of this Paragraph 7, but shall be in addition to all remedies available at law or in equity to the Company Group, including, without limitation, the recovery of damages from the Employee. The Employee agrees that the Non-Compete Period and the Non-Solicitation Period shall be tolled during any period of violation by Employee of this Paragraph 7.

(j) Notice and Opportunity to Cure. In the event that the Company asserts that Employee is not in compliance with any of its obligations under this Paragraph 7, unless such non-compliance or breach is willful and intentional, the Company shall provide the Employee with written notice of such assertion and a ten (10) business day opportunity to cure such noncompliance prior to its withholding payment of any consideration specified in this Agreement or taking other legal action.

8. Termination of Agreement.

(a) Death or Disability. This Agreement shall automatically terminate upon the death of Employee or upon Employee’s becoming disabled to the extent that [he/she] is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of D&B Management. The determination of Employee’s disability shall be made in good faith by a physician reasonably acceptable to the Company.

(b) Upon Notice. Either the Company or the Employee may terminate this Agreement at any time during the term by giving the other Party no less than thirty (30) days’ prior written notice of the date of termination. Promptly after the Employee or the Company gives such notice, the Parties shall meet and in good faith confer regarding the Employee’s work responsibilities during the remainder of the notice period; provided that the Company may determine in its sole discretion to not have the Employee continue [his/her] work responsibilities and the Employee shall promptly cease [his/her] work responsibility and vacate [his/her] office. During the remainder of the notice period (if so requested by the Company), Employee agrees to use best efforts to continue performing the duties assigned by the Company, and the Company agrees to continue compensating Employee until the termination date with the same pay and benefits as before the notice was given.

(c) For Cause. The Company may terminate this Agreement without any prior written notice to Employee if the termination is “for cause.” For purposes of this Agreement “for cause” shall be defined as the willful and continued failure by Employee to perform the duties assigned by the Company, failure to follow reasonable business-related directions from the Company, gross insubordination, theft from the Company or its Affiliates, habitual absenteeism or tardiness, conviction or plea of a felony, or any other reckless or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company. If the Company believes that an event constituting “for cause” under this section has occurred and such event (i) is not a criminal offense and (ii) is readily curable by Employee, then the Company shall provide written notice to the Employee setting forth: (A) the Company’s intent to terminate the Employee’s employment for cause, and (B) the reasons for the Company’s intent to terminate the Employee’s employment for cause. The Employee shall have ten (10) business days following the receipt of such notice to cure the alleged breach. The Company may terminate this Agreement without any further notice to Employee if such cure has not occurred within such ten (10) business day period. In the event that the Company contends that the event is not readily curable by Employee, the Company shall provide written notice to Employee setting forth: (X) the reasons for the Company’s intent to terminate Employee’s employment “for cause” and (Y) the basis for the Company’s determination that such event is not readily curable.

(d) For Good Reason. The Employee may terminate this Agreement without any prior written notice to the Company if the termination is “for good reason.” For purposes of this Agreement “for good reason” shall be defined as (i) the material breach by the Company of this Agreement and the failure of the Company to remedy such breach within ten (10) days following the delivery of written notice of such breach by the Employee to the Company; (ii) the Company’s relocation of the office where Employee performs [his/her] duties by twenty-five (25) or more miles; (iii) assignment to the Employee of any duties, authority or responsibilities that are materially inconsistent with the Employee’s position, authority, duties or responsibilities, or any other Company action that results in the material diminution in such position, authorities, duties or responsibilities; (iv) substantial change in organizational reporting relationships as compared to the Effective Date that will materially impact Employee’s title, status, position, authority, duties or responsibilities reporting requirements; and (v) any other purported termination of the Employee other than under the terms of this Agreement.

(e) Severance Pay and Release. In the event that the Employee’s employment with the Company under this Agreement is terminated for reasons other than (x) upon notice from the Employee as provided in Paragraph 8(b), subject to Paragraph 8(f) or (y) “for cause” as defined in Paragraph 8(c), the Company shall, conditioned upon the Employee’s compliance with this Agreement and upon the Employee’s execution of a fully effective and non-revocable general release in favor of the Company, its Board of Directors, Affiliates, and employees, in such form as reasonably approved by the Company and the Employee (the “Release”) within sixty (60) days of the Employee’s termination of employment, which Release shall be provided to the Employee within five (5) days of the Employee’s termination of employment, pay to the Employee: (i) twelve (12) months of severance pay at the Employee’s then current base salary (adjusted, if applicable, as described below to take into account the amount of disability insurance payments received by the Employee), in accordance with the Company’s normal payroll schedule and procedures and commencing on the first payroll date of the Company following the sixtieth (60th) day of the Employee’s termination of employment (the “First Payroll Date”), and subject to all applicable withholding (it being agreed that the sum of the after-tax value of these monthly payments and any income replacement benefits received from Company-provided disability insurance as described in Paragraph 8(a) shall not exceed the after-tax value of the Employee’s then-current base salary). The portion of the severance pay that would have been paid to the Employee during the period between the Employee’s termination of employment and the First Payroll Date had no sixty-day delay been required shall be paid to the Employee on the First Payroll Date and thereafter the remaining portion of the severance pay shall be paid without delay as provided in clause (i) above of this [Paragraph 8(e)]; (ii) an amount equal to the annual bonus, if any, earned by the Employee for the prior fiscal year, if it has not previously been paid by the Company payable in a single lump sum payment at the time provided for under the bonus plan (but without regard to any requirement that the Employee be employed on the bonus payment date) or if later, on the First Payroll Date; (iii) the pro rata portion of the annual bonus, if any, earned by the Employee for the then-current fiscal year, payable in the calendar year in which the then-current fiscal year ends, but in no event later than one hundred twenty (120) days after the end of such fiscal year and no earlier than the First Payroll Date, in accordance with the Company’s standard procedures for paying any such bonus to other employees under the bonus plan, except for any requirement that the Employee be employed on the bonus payment date, and subject to all applicable withholding; (iv) monthly payments for a period of twelve (12) months following the Employee’s termination that are equal to the monthly payment being made to the Employee under Paragraph 5(c) at the time of the Employee’s termination commencing on the First Payroll Date; and (v) monthly payments for a period of six (6) months following the Employee’s termination, payable in accordance with the Company’s normal payroll schedule and procedures and commencing on the First Payroll Date, and subject to all applicable withholding, that are equal to the monthly premium required by the Employee to maintain [his/her] health insurance benefits provided by the Company’s group health insurance plan, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In addition, unless the Employee’s employment with the Company is terminated (A) “for cause” as defined in Paragraph 8(c) or (B) upon notice from the Employee as provided in Paragraph 8(b), the Employee shall be entitled to retain any stock options previously granted by Holdings to the Employee that are either (x) vested as of the date of the Employee’s termination or (y) vest within 180 days after the date of the Employee’s termination by virtue of a Change of Control (as defined in the Option Grant Agreement and Incentive Plan), in each case in accordance with the terms of the Incentive Plan and Option Grant Agreement; provided that, in the event the Employee’s employment with the Company is terminated without “good reason” as defined in Paragraph 8(d), any vested stock option previously granted by Holdings to the Employee shall terminate thirty-one (31) days following the date of the Employee’s termination in accordance with the terms of the Incentive Plan and Option Grant Agreement. In the event that this Agreement is terminated “for cause” pursuant to Paragraph 8(c), the Company shall pay to the Employee only (A) that base salary which has been earned by the Employee through the date of termination payable in accordance with the Company’s normal payroll practices and (B) unless the “for cause” termination results from the Employee’s theft from the Company or its Affiliates, conviction or plea of a felony, or any other reckless or willful misconduct that materially and adversely affects the reputation of the Company, the annual bonus, if any, described in clause (ii) above of this Paragraph 8(e) and payable in accordance with clause (ii) above of this Paragraph 8(e), if it has not previously been paid by the Company. In the event that this Agreement is terminated upon notice from the Employee pursuant to Paragraph 8(b), the Company shall pay to the Employee only (1) that base salary which has been earned by the Employee through the date of termination payable in accordance with the Company’s normal payroll practices and (2) the annual bonus, if any, described in Paragraph 8(e)(ii) above and payable in accordance with Paragraph 8(e)(ii). Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Paragraph 8(e) unless the Employee’s termination of employment constitutes of “separation from service” (as such term is defined in Treas. Reg. Section 1.409-1(h), including the default presumptions). The Employee agrees to return to the Company any payments received pursuant to this Paragraph 8 in the event that Employee does not fully comply (after written notice and opportunity to cure as provided in Paragraph 7(j) above) with all post-employment obligations set out in this Agreement, including, but not limited to, the restrictive covenants and the restrictions on disclosure of the Confidential Information of the Company Group set forth in Paragraph 7.

(f) Severance Pay and Release Upon Termination by the Employee Upon Notice. Notwithstanding anything to the contrary contained herein, if the Employee’s employment with the Company is terminated upon notice from the Employee as provided in Paragraph 8(b) (including, without limitation, resignation by the Employee), the Company may at its sole option elect to: (i) provide any payments and other severance benefits set forth in Paragraph 8(e) to the Employee; provided that if the Employee is at any time not in full compliance with the Employee’s obligations set forth in Paragraph 7, the Employee shall forfeit any and all payments and other severance benefits set forth in Paragraph 8(e); or (ii) not provide any payments and other severance benefits set forth in Paragraph 8(e) to the Employee, in which case the Employee shall not be bound by the obligations set forth in Paragraph 7(f) (and, for the avoidance of doubt, the Employee shall continue to be bound by all of the other terms of Paragraph 7).

9. Section 409A.

(a) If any payment, compensation or other benefit provided to the Employee in connection with [his/her] employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Employee is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of termination or (ii) five (5) days following the Employee’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Employee an amount equal to the amount of such premiums paid by the Employee during such six-month period promptly after its conclusion.

(b) The Parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. Notwithstanding the foregoing, the Company makes no guarantee of any federal, state or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of this Agreement, and the Company shall have no liability for any adverse tax consequences of the Employee, as a result of any violation of Section 409A.

(c) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which the Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

10. Confidential Arbitration. The Employee and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more other Equity Agreements, the Parties agree that such disputes may be joined in a single binding arbitration if doing so would not result in unreasonable delay. All arbitrations shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for at least ten (10) years, in accordance with the American Arbitration Association Rules. Any such arbitration proceeding shall be administered by the American Arbitration Association and all hearings shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Panel shall be encouraged. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or [his/her] own arbitration costs, attorneys’ fees and expenses.

(a) The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(b) The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Paragraph 10, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.

(c) As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company Group may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the post-employment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice, to the maximum extent permitted by law. However, nothing in this Paragraph 10 should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate as set forth in this Paragraph 10.

(d) IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE ARBITRATION OR RELATED PROVISIONS OF THIS AGREEMENT ARE TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS PARAGRAPH 10(d) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR [HE/SHE] IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.

BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE

RESTRICTIVE COVENANT TERMS, PLEASE READ AND

UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND

ITS AFFILIATES.

11. Indemnification. The Company shall indemnify Employee to the fullest extent permitted by Section 145 of the Delaware General Corporation Law against all costs, expenses, liabilities and losses, including but not limited to, attorneys fees, judgments, fines, penalties, taxes and amounts paid in settlement, reasonably incurred by Employee in conjunction with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative in nature, which the Employee is made or threatened to be made a party or witness by reason of [his/her] position as officer, employee or agent of the Company or otherwise due to [his/her] association with the Company or due to [his/her] position or association with any other entity, at the request of the Company. The Company shall advance to Employee all reasonable costs and expenses incurred in connection with such action within twenty (20) days after receipt by the Company of Employee’s written request. The Company shall be entitled to be reimbursed by Employee and Employee agrees to reimburse the Company if it is determined that Employee is not entitled to be indemnified with respect to an action, suit, or proceeding under applicable law. The Company shall not settle any such claim in any manner which would impose liability, including monetary penalties or censure, on the Employee without [his/her] prior written consent, unless the Employee would be harmed by such action.

12. Governing Law; Submission to Jurisdiction; Jury Waiver. THIS AGREEMENT SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINE. THE VENUE FOR ANY ENFORCEMENT OF THE ARBITRATION AWARD SHALL BE EXCLUSIVELY IN THE COURTS IN DALLAS, TEXAS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

13. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the Parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The Parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

14. Waiver. No delay or omission by any Party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by any of the Parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.

15. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by any Party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a recognized “next-day delivery service” to the address set forth below a Party’s signature, with a courtesy copy provided to the Company’s General Counsel.

16. Entire Agreement. This Agreement and the Equity Arrangements represents the entire agreement relating to employment between the Company and Employee and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments, writings and other understandings, including the Employment Agreement which, at the Effective Date, shall be deemed to be terminated and of no further force or effect. No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding.

17. Amendment. This Agreement may be amended or modified only (i) in a writing signed by the Parties hereto and (ii) with the prior written consent of Holdings.

18. Guarantee of Payment and Performance. D&B agrees to guarantee in all respects the payment and performance obligations of D&B Management set forth in this Agreement.

19. Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Employee hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

20. Acknowledgment. By signing below, as a material inducement to the Company entering into this Agreement, Employee unconditionally represents and warrants that: (a) Employee has been advised to consult with an attorney regarding the terms of this Agreement; (b) Employee has consulted with, or has had sufficient opportunity to consult with Employee’s own counsel or other advisors regarding the terms of this Agreement; (c) Employee has relied solely on Employee’s own judgment and that of Employee’s attorneys, advisors, and representatives regarding the consideration for, and the terms of, this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understand its terms and their import; and (f) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any duress, coercion, fraudulent inducement, or undue influence exerted by or on behalf of any other Party or any other person or entity.

21. Termination. This Agreement shall automatically terminate without further action upon the termination of the Purchase Agreement and the Employee shall not be entitled to any rights hereunder.

22. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

DAVE & BUSTER’S MANAGEMENT CORPORATION, INC.

By:
Name:
Title:

Address:	2481 Manana Drive
Dallas, Texas 75220

DAVE & BUSTER’S, INC.

By:
Name:
Title:

Address:	2481 Manana Drive
Dallas, Texas 75220

EMPLOYEE:

Address:

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]